July 11, 2007	MEDIA AND INVESTOR RELATIONS CONTACT:	Karen L. Taylor
	Phone:	303/633-2913
	24-Hour:	303/809-9160

DCP MIDSTREAM PARTNERS ANNOUNCES NEW BOARD MEMBER

DENVER - DCP Midstream GP, LLC, the general partner of DCP Midstream Partners, LP (NYSE: DPM), or the Partnership, announced today the election of Stephen R. Springer as an outside director of its board of directors.

Mr. Springer, 60, has over thirty years experience in the energy industry. He began his career at Texas Gas Transmission Corporation, where he served in a variety of executive management positions within gas acquisitions and gas marketing. After serving as president of Transco Gas Marketing Company, he served as vice president of business development at Williams Field Services Company and then senior vice president and general manager of Williams Midstream Division, the position he held until his retirement in 2002. Mr. Springer has served on the board of directors of Atmos Energy Corporation since 2005.

“Steve brings a wealth of knowledge and experience in the midstream energy sector and is a great addition to our board,” said Fred Fowler, chairman of the board of the Partnership’s general partner. “We look forward to working with him.”

DCP Midstream Partners, LP (NYSE: DPM) is a midstream master limited partnership that gathers, processes, transports and markets natural gas and natural gas liquids and is a leading wholesale distributor of propane. DCP Midstream Partners, LP is managed by its general partner, DCP Midstream GP, LLC, which is wholly owned by DCP Midstream, LLC, a joint venture between Spectra Energy and ConocoPhillips. For more information, visit the DCP Midstream Partners, LP Web site at http://www.dcppartners.com.